As filed with the Securities and Exchange Commission on March 22, 2005

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

PRESTIGE BRANDS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1297589
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

90 North Broadway Irvington, New York	10533
(Address of Principal Executive Offices)	(Zip Code)

Prestige Brands Holdings, Inc. 2005 Long-Term Equity Incentive Plan

(Full title of the plan)

Peter C. Mann
President and Chief Executive Officer
Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, New York 10533
(Name and address of agent for service)

Copy to:

Dennis M. Myers, P.C.
Andrew J. Terry
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
(312) 861-2000

(914) 524-6810
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.01 per share	5,000,000 shares	$17.40	$87,000,000	$10,239.90
Total	5,000,000 shares		$87,000,000	$10,239.90

(1)   Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)   With respect to the 5,000,000 shares of common stock that are currently authorized for issuance upon exercise of awards that have not yet been granted under the Prestige Brands Holdings, Inc. 2005 Long-Term Equity Incentive Plan (the “Plan”), the proposed maximum offering price is calculated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act on the basis of the average of the high and low sale prices for the shares of common stock as reported on The New York Stock Exchange on March 16, 2005 solely for the purpose of calculating the registration fee.

(3)   The Registrant previously paid a filing fee of $116,564 in connection with the initial filing of its Registration Statement on Form S-1 (File No. 333-117700) on July 28, 2004 (the “Registration Statement”), which Registration Statement contemplated a proposed maximum aggregate offering price of $920,000,000.  On November 12, 2004, in connection with Amendment No. 1 to the Registration Statement, the Registrant decreased the proposed maximum aggregate offering price to $477,250,000.  As a result, upon the effectiveness of the Registration Statement on February 9, 2005, the Registrant had a registration fee balance of $56,081 with the Securities and Exchange Commission.  On February 10, 2005, the Registrant filed a Registration Statement on Form S-1 (File No. 333-122692) contemplating a maximum aggregate offering price of $37,950,000 pursuant to Rule 462(b) under the Securities Act and offset the filing fee of $4,466.72 due therewith by applying $4,466.72 of its $56,081 registration fee balance pursuant to Rule 457(p) under the Securities Act, thereby leaving the Registrant with a remaining registration fee balance of $51,614.28.  Pursuant to Rule 457(p), the Registrant is offsetting the filing fee due in connection herewith by applying $10,239.90 of such registration fee balance.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                    Plan Information.*

Item 2.                    Registrant Information and Employee Plan Annual Information.*

*  The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

The following documents, which have been filed by Prestige Brands Holdings, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)   The Company’s Prospectus, dated February 9, 2005 and filed on February 11, 2005 pursuant to Rule 424(b) of the Securities Act, which relates to the Company’s Registration Statements on Form S-1 (Registration Nos. 333-117700, 333-122692).

(b)   The description of the Company’s common stock, par value $0.01 per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed with the Commission on July 28, 2004 (Registration No. 333-117700), including exhibits, and as amended, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 10, 2005 (Registration No. 001-32433).

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                    Description of Securities.  Not applicable.

Item 5.                    Interests of Named Experts and Counsel.  Not applicable.

Item 6.                    Indemnification of Directors and Officers.

Delaware General Corporation Law. The General Corporation Law of the State of Delaware (‘‘DGCL’’) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The Company’s certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends and stock repurchases); or for transactions from which the director derived improper personal benefit.

The Company’s certificate of incorporation provides that it must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company maintains insurance to protect itself and its directors and officers against any such expense, liability or loss, whether or not it would have the power to indemnify them against such expense, liability or loss under applicable law.

Item 7.                    Exemption from Registration Claimed.  Not applicable.

Item 8.                    Exhibits.  Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.                    Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvington, State of New York, on March 21, 2005.

PRESTIGE BRANDS HOLDINGS, INC.

By:	/s/ Peter J. Anderson
Peter J. Anderson
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter C. Mann and Peter J. Anderson and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 21, 2005.

Signature	Title

/s/ Peter C. Mann	President, Chief Executive Officer and Director
Peter C. Mann	(Principal Executive Officer)

/s/ Peter J. Anderson	Chief Financial Officer, Secretary and Treasurer
Peter J. Anderson	(Principal Financial and Accounting Officer)

/s/ David A. Donnini	Director
David A. Donnini

/s/ Vincent J. Hemmer	Director
Vincent J. Hemmer

/s/ Gary E. Costley	Director
Gary E. Costley

/s/ L. Dick Buell	Director
L. Dick Buell

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company.*

4.2	Amended and Restated Bylaws of the Company.*

4.3	Form of certificate representing shares of common stock, $0.01 par value per share.**

4.4	Prestige Brands Holdings, Inc. 2005 Long-Term Equity Incentive Plan.**

5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of the shares of common stock being registered hereby.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Eisner LLP.

23.4	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Power of Attorney of certain officers and directors of the Company to file future amendments (set forth on the signature page of this Registration Statement).

* Previously filed on February 8, 2005 as an exhibit to the Company’s Registration Statement on Form S-1, as amended
(File No. 333-117700).

** Previously filed on January 26, 2005 as an exhibit to the Company’s Registration Statement on Form S-1, as amended
(File No. 333-117700).